Quest Resource Corporation Acquires Strategic Gas Pipelines and Production

Quest Resource Corporation ("Quest") announces the acquisition of gas producing properties, gas pipelines and a fleet of trucks and well service equipment, all of which are located in the southeast Kansas portion of the geological region known as the Cherokee Basin.

The closing of the transactions for these acquisitions occurred on June 6, 2003 with an effective date of June 1, 2003. Approximately 15,000 acres of gas properties containing an estimated 3.8 Bcf of net gas reserves were acquired by the Quest subsidiary Quest Oil & Gas Corporation for approximately $2.0 million in cash which was paid to entities owned by James R. Perkins and E. Wayne Willhite. These gas properties consist of approximately 80 oil and gas leases in Chautauqua, Montgomery and Elk Counties of southeast Kansas.

In a related transaction, another Quest subsidiary, Ponderosa Gas Pipeline Company, Inc. ("PGPC"), acquired all of the stock of Producers Service, Inc. ("PSI"), which included PSI's wholly owned subsidiary J-W Gas Gathering, L.L.C. ("J-W Gas"). PSI and J-W Gas own, or control the operational rights to, approximately 274 miles of gas gathering pipelines. J-W Gas also owns a fleet of trucks and well servicing equipment, and a shop building in Howard, Kansas. Consideration given by PGPC for the purchase of these entities was 500,000 shares of common stock issued by Quest Resource Corporation to entities owned by Perkins and Willhite.

"The acquisition of these two companies and the gas property assets greatly enhances our gas pipeline network and extends our core area for gas production into the western region of the Cherokee Basin. We are very pleased to welcome into the Quest workforce the highly experienced staff and field personnel involved in this acquisition, and we look forward to their valuable contributions to our future growth and productivity," stated Douglas L. Lamb, President of Quest.

These acquisitions have expanded Quest's gas gathering assets into a network of approximately 600 miles of pipelines. The region in southeast Kansas and northeast Oklahoma where Quest is active in the exploration, production, and transportation of natural gas has now grown to over 1,000 square miles. For more information about these acquisition transactions, see the Form 8-K dated June 6, 2003 filed with the Securities and Exchange Commission. For more information about Quest Resource Corporation, contact Mr. Jim Vin Zant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new oil and gas reserves, the sales price of such reserves, environmental issues, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission.